Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Kyle Johnson (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Second Quarter 2009 Results

ST. LOUIS– July 27, 2009

2009 Second Quarter Highlights

•	Transformational sale of nylon business completed
•	Net sales of $410 million, a sequential improvement over first quarter 2009 of 21 percent
•	Basic and diluted earnings per share from continuing operations of $0.25; Adjusted earnings per share of $0.33
•	Adjusted EBITDA of $96 million, a sequential improvement over first quarter 2009 of 71 percent
•	Adjusted EBITDA margins improved to 23 percent
•	Net debt reduced in the quarter by $206 million
•
Affirming Adjusted EBITDA guidance of $325 to $350 million and cash guidance from continuing operations less capital expenditures to high end of range at $100 million, up from previously stated target of $50 to $100 million

Note: See reconciliation tables below for adjustments made to GAAP and discussion of items affecting results.

“The sale of the nylon business this quarter marked a historical development, as it completed Solutia’s transformation into a pure-play performance material and specialty chemicals company,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “This latest move completes a key component of our restructuring strategy which began during our reorganization and positions the Company on a solid foundation with a portfolio of high-margin businesses, valued products and world-leading market positions.  Improved sequential performance in all business segments in comparison to first quarter 2009, was enabled by our aggressive response to the global recession helped us achieve a record adjusted EBITDA margin during the quarter and affirms our confidence that we will achieve our adjusted EBITDA guidance for the full year.  We are positioned to continue to deliver strong financial performance despite the challenging macroeconomic environment and to benefit as conditions improve in the end-markets we serve.”

Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported consolidated income from continuing operations of $24 million for the second quarter of 2009, compared to a loss of $6 million for the same period in 2008.  These results were impacted by certain events affecting comparability (detailed below) totaling a net loss of $8 million in 2009 and a net loss of $28 million in 2008.  After adjusting for these items in both periods, consolidated net income from continuing operations of $32 million in the second quarter of 2009 increased from income of $22 million in the second quarter of last year.  This was primarily due to implementation of cost reductions, lower raw material and energy costs, improved interest expense, partially offset by weakened demand and higher stock compensation expense. For the quarter, Solutia posted basic and diluted earnings per share from continuing operations attributable to Solutia of $0.25 and as adjusted, earnings per share of $0.33.
Consolidated EBITDA from continuing operations for the second quarter increased to $90 million from $69 million in the second quarter of 2008 on net sales of $410 million and $577 million, respectively.  After taking into consideration adjustments (as detailed below in the consolidated and segment sales, EBITDA and Adjusted EBITDA table), Adjusted EBITDA decreased to $96 million from $114 million.

Segment Data

In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Saflex®Segment

Saflex’s second quarter 2009 net sales were $160 million, down $60 million or 27 percent from the same period in 2008.   Adjusted EBITDA decreased to $39 million for the second quarter of 2009 compared to $41 million in the prior year period primarily due to automotive sales volume declines, partially offset by lower raw material and SG&A costs.  Adjusted EBITDA margins expanded to 24 percent in the second quarter in comparison to 19 percent in the same period in 2008. Sales increased $27 million or 20 percent with Adjusted EBITDA increasing $15 million or 63 percent compared to the first quarter in 2009.  This was primarily due to improved volumes and lower manufacturing and SG&A costs, partially offset by a decrease in selling prices.

CPFilms®Segment

CPFilms’ second quarter 2009 net sales were $54 million, down $17 million or 24 percent from the same period in 2008.  Adjusted EBITDA decreased to $14 million for the second quarter of 2009 compared to $22 million in the same period in 2008, primarily due to lower window films revenue and lower fixed cost absorption, partially offset by reduced SG&A costs.  Adjusted EBITDA margins rebounded to 26 percent, in range with historical levels.  Sales increased $20 million or 59 percent with Adjusted EBITDA increasing $12 million or 600 percent compared to the first quarter in 2009.  This was primarily due to improved volumes, lower manufacturing costs in addition to selling price discipline.

Technical Specialities Segment

Technical Specialties’ second quarter 2009 net sales were $190 million, down $85 million or 31 percent compared to the same period in 2008.  Adjusted EBITDA held steady at $58 million for the second quarter of 2009 compared to the prior year period, primarily due to improved selling prices and lower raw material and SG&A costs offset by lower volumes and fixed cost absorption. Adjusted EBITDA margins expanded to 31 percent in the second quarter in comparison to 21 percent in the prior year period.  Sales increased $23 million or 14 percent with Adjusted EBITDA increasing $12 million or 26 percent compared to the first quarter in 2009.  This was primarily due to improved volumes, and lower raw materials partially offset by a decrease in selling prices.

Unallocated and Other

Unallocated and other losses increased $8 million to $15 million compared to the second quarter 2008, primarily attributable to losses on currency transactions, and lower segment profit from other operations, partially offset by lower corporate expenses.
Leverage and Liquidity
For the second quarter of 2009, the Company reduced net debt by $206 million to $1,108 million and had liquidity of $211 million.   Cash provided by continuing operations before reorganization activities less capital expenditures for six months ended June 2009 was $66 million compared to a use of $6 million for the same period for 2008.  The improvement in cash from continuing operations was primarily attributed to lower payments on interest expense, taxes and post-retirement obligations, lower working capital requirements in addition to reduced payout of our employee annual incentive plan, partially offset by higher cash payments on restructuring activities.
“We continue to focus on cash generation, debt reduction and liquidity enhancement during this difficult economic environment,” said James M. Sullivan, executive vice president and chief financial officer.  “To this end, we took significant steps this quarter to improve our capital structure and strengthen our balance sheet. We successfully completed a public offering of common stock that raised net proceeds of $119 million, which we used to further reduce our debt and for other general corporate purposes.”

Outlook
As anticipated, Solutia experienced a sequential improvement in earnings in the second quarter of 2009 over first quarter benefiting from some seasonal growth and the completion of downstream inventory destocking; however, overall demand remained relatively soft. Solutia does continue to expect lower volumes for the third quarter compared to the third quarter of 2008 and a modest increase in volumes in the fourth quarter of 2009 principally due to the low volumes experienced in the fourth quarter of 2008.  However, the additional actions taken by the Company to mitigate the weaker demand environment has allowed Solutia to reiterate its Adjusted EBITDA target for 2009 in the range of $325 million to $350 million.  Additionally, following the strong cash generation achieved in the second quarter the Company now expects cash from continuing operations less capital spending to be approximately $100 million, up from its previously stated target range of $50 to $100 million.

Second Quarter Conference Call
The Company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Tuesday, July 28, 2009, during which Solutia executives will elaborate upon the Company's second quarter 2009 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-713-4205 (U.S.) or 617-213-4862 (International), and the pass code is 12444176.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PLURAMTHC.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 24445015.

The table below is provided to assist the reader with comparability between the second quarter 2009 and the second quarter 2008 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended June 2009 and 2008
	Three Months Ended June 30

From Continuing Operations (in millions)	2009	Adjustments(3)	2009 As Adjusted	2008	Adjustments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$160		$160	$220		$220	-27%
CPFilms	54		54	71		71	-24%
Technical Specialties	190		190	275		275	-31%
Unallocated and Other	6		6	11		11	-45%
Total	$410		$410	$577		$577	-29%

EBITDA(1)
Saflex	$35	$4	$39	$17	$24	$41	-5%
CPFilms	12	2	14	16	6	22	-36%
Technical Specialties	62	(4)	58	39	19	58	0%
Unallocated and Other	(19)	4	(15)	(3)	(4)	(7)	-114%
Total	$90	$6	$96	$69	$45	$114	-16%

(1)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) six months ended June 2009 and 2008
	Six Months Ended June 30

From Continuing Operations (in millions)	2009	Adjustments(3)	2009 As Adjusted	2008	Adjustments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$293		$293	$413		$413	-29%
CPFilms	88		88	133		133	-34%
Technical Specialties	357		357	527		527	-32%
Unallocated and Other	11		11	21		21	-48%
Total	$749		$749	$1,094		$1,094	-32%

EBITDA(1)
Saflex	$54	$9	$63	$35	$37	$72	-13%
CPFilms	13	3	16	28	10	38	-58%
Technical Specialties	118	(14)	104	91	26	117	-11%
Unallocated and Other	(44)	13	(31)	(12)	(6)	(18)	72%
Total	$141	$11	$152	$142	$67	$209	-27%

(1)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the Company has used certain financial measures such as EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interest and reorganization items, net) and Adjusted EBITDA (to include EBITDA and exclude gains and losses, cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The Company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Successor	Successor	Successor	Predecessor	Successor	Combined
(dollars in millions)	Three Months Ended June 30, 2008	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Two Months Ended February 29, 2008	Four Months Ended June 30, 2008	Six Months Ended June 30, 2008
Income (Loss) from Continuing Operations	$25	$(3)	$21	$1,250	$(19)	$1,231
Plus:
Income Tax Expense	10	-	3	214	-	214
Interest Expense	30	48	67	21	65	86
Depreciation and Amortization	26	27	51	11	36	47
Net Income attributable to noncontrolling interest	(1)	(3)	(1)	-	(3)	(3)
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Other items (see below)	2	43	1	21	43	64
Non-cash Stock Compensation Expense	4	2	9	-	3	3
Nylon Cost Overhang	-	-	1	-	-	-
Adjusted EBITDA from Continuing Operations	$96	$114	$152	$84	$125	$209

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations attributable to Solutia before Events Affecting Comparability

	Successor	Successor	Successor	Predecessor	Successor	Combined
(dollars in millions)	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Two Months Ended February 29, 2008	Four Months Ended June 30, 2008	Six Months Ended June 30, 2008
Income (Loss) from Continuing Operations	$25	$(3)	$21	$1,250	$(19)	$1,231
Net Income attributable to noncontrolling interest	(1)	(3)	(1)	-	(3)	(3)
Income (Loss) from Continuing Operations attributable to Solutia	24	(6)	20	1,250	(22)	1,228

Plus:
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Interest expense items	8	-	8	-	-	-
Other items (see below)	2	43	1	21	43	64
Events affecting comparability, income tax impact	(2)	(15)	(2)	202	(15)	187
Income from Continuing Operations attributable to Solutia before events affecting comparability	$32	$22	$27	$40	$6	$46

Summary of Events Affecting Comparability

In 2009, (Gains) and Charges affecting comparability, pre-tax other items including interest are as follows:

Three Months Ended March 31, 2009	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009	(dollars in millions)
$(23)	$ -	(23)	Gain related to the reduction in the 2008 annual incentive plan
17	5	$22	Severance and retraining costs related to the general corporate restructuring
4	1	$5	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	(4)	$(3)	Net charges (gains) related to the closure of the Ruabon, Wales Facility
$(1)	$ 2	$1
-	8	8	Interest expense related charges from repayment of German term loan to writeoff unamortized debt issuance and debt discount
$(1)	$ 10	$9

In 2008, (Gains) and Charges affecting comparability, pre-tax other items are as follows:

Three Months Ended March 31, 2008	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	(dollars in millions)
$23	$ 44	$67	Charge resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting
-	6	6	Charges related to the closure of the Ruabon, Wales Facility
(3)	-	(3)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers
1	-	1	Restructuring costs related principally to severance and retraining costs
-	(3)	(3)	Gain resulting from a surplus land sale
-	(4)	(4)	Gain resulting from settlement of emergence related incentive accruals
$21	$ 43	$64

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure
	Three Months Ended	Three Months Ended
(in $ millions, except per share data)	March 31, 2009	June 30, 2009
Income (Loss) from continuing operations before tax	$(11)	$35
Net Income attributable to noncontrolling interest	-	1
Income (Loss) from continuing operations before tax attributable to Solutia	(11)	34
Non-GAAP Adjustments (1)	(1)	10
Adjusted earnings from continuing operations before tax	(12)	44
Income tax (expense) benefit on adjusted earnings	7	(12)
Adjusted earnings for adjusted EPS	$(5)	$32

Diluted Shares (millions)
Weighted average shares outstanding	93.27	95.46
Assumed conversion of Restricted Stock	0.00	0.14
Total Diluted Shares	93.27	95.60
Adjusted EPS	(0.05)	0.33

(1) See table of Summary of Events Affecting Comparability

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor
	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008

Net Sales	$410	$577
Cost of goods sold	288	476
Gross Profit	122	101
Selling, general and administrative expenses	54	67
Research, development and other operating expenses, net	2	(1)
Operating Income	66	35
Interest expense	(30)	(48)
Other income (loss), net	(1)	10
Income (Loss) from Continuing Operations Before Income Tax Expense	35	(3)
Income tax expense	10	--
Income (Loss) from Continuing Operations	25	(3)
Loss from Discontinued Operations, net of tax	(14)	(10)
Net Income (Loss)	11	(13)
Net Income attributable to noncontrolling interest	1	3
Net Income (Loss) attributable to Solutia	$10	$(16)

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.25	$(0.10)
Income from Discontinued Operations	(0.15)	(0.17)
Net Income (Loss) attributable to Solutia	$0.10	$(0.27)

	Successor	Successor	Predecessor
	Six Months Ended June 30, 2009	Four Months Ended June 30, 2008	Two Months Ended February 29, 2008

Net Sales	$749	$759	$335
Cost of goods sold	546	632	241
Gross Profit	203	127	94
Selling, general and administrative expenses	104	89	42
Research, development and other operating expenses, net	6	1	3
Operating Income	93	37	49
Interest expense (a)	(67)	(65)	(21)
Other income (loss), net	(2)	9	3
Reorganization items, net	--	--	1,433
Income (Loss) from Continuing Operations Before Income Tax Expense	24	(19)	1,464
Income tax expense	3	--	214
Income (Loss) from Continuing Operations	21	(19)	1,250
Income (Loss) from Discontinued Operations, net of tax	(169)	(24)	204
Net Income (Loss)	(148)	(43)	1,454
Net Income attributable to noncontrolling interest	1	3	--
Net Income (Loss) attributable to Solutia	$(149)	$(46)	$1,454

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.21	$(0.37)	$11.96
Income (Loss) from Discontinued Operations	(1.79)	(0.40)	1.95
Net Income (Loss) attributable to Solutia	$(1.58)	$(0.77)	$13.91

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)
	Successor

	June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$83	$32
Trade receivables, net of allowances of $0 in 2009 and 2008	232	227
Miscellaneous receivables	81	110
Inventories	284	341
Prepaid expenses and other assets	72	85
Assets of discontinued operations	5	490
Total Current Assets	757	1,285
Property, Plant and Equipment, net of accumulated depreciation of $92 in 2009 and $56 in 2008	932	952
Goodwill	511	511
Identified Intangible Assets, net	816	823
Other Assets	158	163
Total Assets	$3,174	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136	$170
Accrued liabilities	218	259
Short-term debt, including current portion of long-term debt	21	37
Liabilities of discontinued operations	65	302
Total Current Liabilities	440	768
Long-Term Debt	1,170	1,359
Postretirement Liabilities	452	465
Environmental Remediation Liabilities	267	279
Deferred Tax Liabilities	182	202
Other Liabilities	111	132

Commitments and Contingencies (Note 9)

Shareholders’ Equity :
Common stock at $0.01 par value; (500,000,000 shares authorized, 119,383,453 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,604	1,474
Treasury shares, at cost (354,448 in 2009 and 77,132 in 2008)	(2)	--
Accumulated other comprehensive loss	(241)	(286)
Accumulated deficit	(817)	(668)
Total Shareholders’ Equity attributable to Solutia	545	521
Equity attributable to non-controlling interest	7	8
Total Shareholders’ Equity	552	529
Total Liabilities and Shareholders’ Equity	$3,174	$3,734

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months Ended June 30, 2009	Four Months Ended June 30, 2008	Two Months Ended February 29, 2008
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(148)	$(43)	$1,454
Adjustments to reconcile net income (loss) to net cash used in operations:
Income attributable to noncontrolling interest	(1)	(3)	--
(Income) Loss from discontinued operations, net of tax	169	24	(204)
Depreciation and amortization	51	36	11
Revaluation of assets and liabilities, net of tax	--	--	(1,383)
Discharge of claims and liabilities, net of tax	--	--	100
Other reorganization items, net	--	--	52
Pension obligation related expense greater than (less than) contributions	(11)	(10)	(18)
Other postretirement benefit obligation related expense greater than (less than) contributions	(5)	--	(6)
Deferred income taxes	(9)	(8)	5
Amortization of deferred debt issuance costs	10	6	1
Gain on sale of assets	--	(5)	--
Other charges (gains) including restructuring expenses	9	64	(2)
Changes in assets and liabilities:
Income taxes payable	3	8	5
Trade receivables	(5)	(17)	(24)
Inventories	56	(25)	(34)
Accounts payable	(21)	21	31
Environmental remediation liabilities	(8)	(1)	(1)
Restricted cash for environmental remediation and other legacy payments	10	--	--
Other assets and liabilities	(11)	3	(3)
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	89	50	(16)
Reorganization Activities:
Establishment of VEBA retiree trust	--	--	(175)
Establishment of restricted cash for environmental remediation and other legacy payments	--	--	(46)
Payment for allowed secured and administrative claims	--	--	(79)
Professional service fees	--	(27)	(31)
Other reorganization and emergence related payments	--	--	(17)
Cash Used in Reorganization Activities	--	(27)	(348)
Cash Provided by (Used in) Operations – Continuing Operations	89	23	(364)
Cash Provided by (Used in) Operations – Discontinued Operations	59	(48)	(48)
Cash Provided by (Used in) Operations	148	(25)	(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(23)	(25)	(15)
Acquisition and investment payments	(1)	(1)	--
Investment proceeds and property disposals	1	47	--
Cash Provided by (Used in) Investing Activities – Continuing Operations	(23)	21	(15)
Cash Provided by (Used in) Investing Activities – Discontinued Operations	21	(20)	(14)
Cash Provided by (Used in) Investing Activities	(2)	1	(29)

FINANCING ACTIVITIES:
Net change in lines of credit	(14)	23	--
Proceeds from long-term debt obligations	70	--	1,600
Net change in long-term revolving credit facilities	(181)	(8)	190
Proceeds from stock issuance	119	--	250
Proceeds from short-term debt obligations	11	--	--
Payment of short-term debt obligations	(13)	--	(966)
Payment of long-term debt obligations	(80)	(26)	(366)
Payment of debt obligations subject to compromise	--	--	(221)
Debt issuance costs	(4)	(1)	(136)
Purchase of treasury shares	(1)	--	--
Other, net	(2)	--	--
Cash Provided by (Used in) Financing Activities	(95)	(12)	351

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51	(36)	(90)
CASH AND CASH EQUIVALENTS:
Beginning of period	32	83	173
End of period	$83	$47	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$61	$48	$43
Cash payments for income taxes	3	6	4

Notes to Editor:  Saflex and CPFilms are registered trademarks of Solutia Inc. and/or its subsidiaries.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2009 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Discontinued Operations
Solutia announced on June 1, 2009, that it sold its Nylon business to an affiliate of SK Capital Partners II, L.P. Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 60 locations.  More information is available at www.solutia.com.

Source: Solutia Inc.
St. Louis 2